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                                                                    Exhibit 99.1

[LOGO] ONEOK                                                                News

September 19, 2002                                Contact: Weldon Watson
                                                            918-588-7158

                   NEW PRESIDENT NAMED FOR KANSAS GAS SERVICE

Tulsa, Oklahoma -- The ONEOK, Inc. (NYSE:OKE) board of directors today named Phyllis Worley the new president of Kansas Gas Service Company, a division of ONEOK, Inc., effective immediately. She replaces Gene Dubay who left the company to seek other opportunities.

     David Kyle, chairman, president and chief executive officer of ONEOK, said, "Phyllis Worley is a proven leader in the gas distribution business. I know she will give the guidance and leadership our employees expect and will help all of them meet the growing needs of the customers of the largest gas distribution company in Kansas."

     Worley, 52, has been with ONEOK since 1970 and has spent all of her career in the natural gas distribution segment. She previously worked in Kansas having served almost five years in Wichita as vice president of the western division of Kansas Gas Service.

     Most recently she served as vice president of administration for Oklahoma Natural Gas Company, the Oklahoma distribution division of ONEOK. Worley is a graduate of Northeastern A&M and is a graduate of the Stanford University executive program.

     (Editors please note: A photograph of Phyllis Worley is available for download from the ONEOK web site at http://www.oneok.com/news/mediakit.jsp )


     ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 company.

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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